SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: 336-229-1127

April 16, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 16, 2007 at 9:00 a.m., Eastern Daylight Time.

The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

The Board of Directors recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed, postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with the Board of Directors’ recommendations, you need not mark your votes on the proxy card, but you do need to sign, date, and return it in the enclosed postage-paid envelope in order to record your vote. Proxy voting via the Internet or telephone is now available to many stockholders. Using the Internet or telephone to vote results in substantial savings on return postage for the Company. Your enclosed proxy card will indicate whether these voting options are available to you and how to use them. You may revoke your proxy at any time before it is exercised by sending a written notice that you would like to revoke your proxy to the Company at 358 South Main Street, Burlington NC 27215, Attention: Bradford T. Smith, by submitting a new proxy, or by attending the meeting and voting in person.

Sincerely,

David P. King

President and Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of     Laboratory Corporation of America Holdings:

Notice is hereby given that the 2007 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 16, 2007 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2006 has either preceded or accompanies this notice.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 16, 2007

PLEASE CAST YOUR VOTE USING THE INTERNET OR TELEPHONE VOTING OPTIONS AS SOON AS POSSIBLE, OR COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2007 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 16, 2007 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Notice of Annual Meeting, this Proxy Statement, and the accompanying proxy card are first being mailed to stockholders on or about April 16, 2007.

At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: Thomas P. Mac Mahon, Kerrii B. Anderson, Jean-Luc Bélingard, David P. King, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, Bradford T. Smith, M. Keith Weikel, Ph.D. and R. Sanders Williams, M.D.; (ii) to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

GENERAL INFORMATION

Solicitation and Voting of Proxies; Revocation; Record Date

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company’s Board of Directors of the ten nominees for director identified in this Proxy Statement and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of proxies may be made by mail and may also be made by personal interview, telephone, e-mail and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 30, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 117,622,927 shares of Common Stock. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. Directors of the

Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. An abstention will have no effect on the election of the directors, but will have the same effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm. A broker non-vote will have no effect on the election of the directors or the vote to ratify the appointment of the Company’s independent registered public accounting firm. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If a shareholder holds shares through a broker, bank or other nominee and does not give instructions as to how to vote, the broker may have authority to vote on certain routine items, but not on other items.

As of March 30, 2007, the directors and executive officers of the Company beneficially owned an aggregate of 2,352,129 shares of Common Stock, representing approximately 1.7% of the total number of shares of Common Stock outstanding and entitled to vote.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

ITEM ONE: ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have been qualified. All of the nominees listed below are currently serving as members of the Board of Directors except for Dr. R. Sanders Williams. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless a completed proxy card directs otherwise.

Dr. Andrew Wallace has announced his intention to retire from the Company’s Board of Directors effective May 16, 2007. Dr. Wallace served as a director of the Company since April 28, 1995. The Company is deeply indebted to Dr. Wallace for the wisdom and advice he provided over the years.

David P. King and Bradford T. Smith were appointed to the Board effective January 1, 2007.

Pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”), in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Listing Standards permit the Board of Directors to adopt categorical standards to be used in connection with this purpose and the Board of Directors has adopted the standards set forth on Annex I for determining whether there is a material relationship that would impair independence.

The Board of Directors has determined that Ms. Anderson, Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein, Dr. Weikel and Dr. Williams each qualify as “independent” as defined in the Listing Standards. Mr. Mac Mahon is not independent because he was the Company’s Chief Executive Officer until his retirement on December 31, 2006. Further, Messrs. King (the Company’s Chief Executive Officer) and Smith (the Company’s Executive Vice President) are not independent as they continue to be employees of the Company.

The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

The name, age as of March 30, 2007, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

Thomas P. Mac Mahon (60) has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as the Vice Chairman and a director. Mr. Mac Mahon was President and Chief Executive Officer and a member of the Executive and Management Committees of the Company from January 1997 until his retirement on December 31, 2006. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche, Inc. (“Hoffmann-La Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Compensation Committee member of Express Scripts, Inc.

Kerrii B. Anderson (49) has served as a director of the Company since May 17, 2006. Ms. Anderson is Chief Executive Officer of Wendy’s International. Ms. Anderson served as Executive Vice President and Chief Financial Officer of Wendy’s International from 2000 to 2006. Prior to this position, she was Chief Financial Officer, Senior Vice President of M/I Schottenstein Homes, Inc from 1987 to 2000. Ms. Anderson currently serves as a director of Wendy’s International and is on the financial committee of Columbus Foundation and Ohio Health. Her service as a director for Tim Hortons Inc. ended effective February 1, 2007.

Jean-Luc Bélingard (58) has served as a director of the Company since April 28, 1995. Mr. Bélingard is Chairman and Chief Executive Officer of Ipsen SA, a diversified French health care holding company. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre SA, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical diagnostics and cosmetic businesses. Mr. Bélingard is also a director of Applera Corporation, Norwalk, Connecticut, a director and member of the Compensation Committee of bioMérieux SA, a director and member of the Compensation Committee of Nicox (France), and a director of Tercica, Inc.

David P. King (50) has served as President and Chief Executive Officer and a director of the Company since January 1, 2007. Prior to that date, Mr. King served as Executive Vice President and Chief Operating Officer from December 2005 to January 2007, as Executive Vice President of Strategic Planning and Corporate Development from January 2004 to December 2005 and was hired in September 2001 as Senior Vice President, General Counsel and Chief Compliance Officer. Mr. King is a member of the Executive Committee of the Company. Prior to joining the Company, he was a partner with Hogan & Hartson L.L.P. in Baltimore, Maryland from 1992 to 2001.

Wendy E. Lane (55) has been a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is also a director and Audit Committee member of Willis Group Holdings, Ltd. and UPM-Kymmene Corporation and a Trustee of the U.S. Ski and Snowboard Team Foundation.

Robert E. Mittelstaedt, Jr. (63) has been a director of the Company since November 1996. Mr. Mittelstaedt is Dean and Professor, of the W.P. Carey School of Business at Arizona State University. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt serves as a director and Compensation Committee member of Innovative Solutions & Support, Inc.

Arthur H. Rubenstein, MBBCh (69) has served as a director of the Company since August 1, 2004. Dr. Rubenstein is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President

for the University of Pennsylvania Health System (UPHS). Previously, Dr. Rubenstein was Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. He has also been a faculty member and chairman of the Department of Medicine at the University of Chicago. He is a distinguished member of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Rubenstein serves as a director of Glycadia and the Association of Academic Health Centers.

Bradford T. Smith (53) has served as Vice Chairman and a director since January 1, 2007. Mr. Smith has served as Executive Vice President, Chief Legal Officer, and Secretary since September 2001 and previously was Executive Vice President, General Counsel, and Secretary since April 1995. He served as the Company’s Chief Compliance Officer from August 1996 to September 2001 and from January 2004 to present. Mr. Smith also oversees the Company’s Public Affairs, Human Resources, Law, Compliance, Public Policy, Audit, Risk Management, DNA Identification, Clinical Trials and Licensing operations. Mr. Smith is a member of the Executive Committee of the Company. Previously, Mr. Smith held various senior management positions with Hoffmann-La Roche, including Assistant General Counsel from 1988-1995.

M. Keith Weikel, Ph.D. (69) has served as a director of the Company since July 16, 2003. On December 31, 2006, Dr. Weikel retired as Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., located in Toledo, Ohio, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Health Systems and the Alliance for Quality Long Term Care and serves as Director Emeritus for Manor Care, Inc. and as a director for Direct Supply, Inc.

R. Sanders Williams, M.D. (58) is being nominated to serve as a director of the Company. Dr. Williams has been Dean of the School of Medicine and Vice Chancellor for Academic Affairs at Duke University since April 2001. Prior to this position, Dr. Williams served on the faculty of Duke University and of the University of Texas Southwestern Medical Center. He is a Fellow of the American Association for the Advancement of Science, and a member of the Institute of Medicine of the National Academy of Sciences, the American Society for Clinical Investigation and the Association of American Physicians. Dr. Williams has served as president of the Association of University Cardiologists and Chairman of the Research Committee of the American Heart Association. He participated on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. Dr. Williams serves as a director for Bristol-Myers Squibb.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, an Ethics and Quality Assurance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are available in print to any shareholder upon request and are also available on the Company’s website at www.labcorp.com. The Committees of the Board of Directors review their respective Charters on an annual basis.

Audit Committee

The Audit Committee, consisting of Ms. Lane, Ms. Anderson, Mr. Mittelstaedt and Dr. Rubenstein, is directly responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements as they impact the Company’s financial statements or reporting systems; the production of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; the qualifications and independence of the Company’s independent registered public accounting firm and the oversight of the Company’s internal audit functions, internal controls, and independent registered public accounting firm.

Compensation Committee

The Compensation Committee, consisting of Mr. Bélingard, Dr. Wallace, and Dr. Weikel, is comprised entirely of independent directors as defined in the listing standards of the New York Stock Exchange. It reviews and recommends to the full Board for its approval compensation and benefit policies and objectives; determines whether executive officers and directors are compensated according to these policies and objectives; oversees the Company’s incentive compensation and stock plans; is responsible for selecting, retaining or terminating executive compensation consultants; reviews information provided by executive compensation consultants; produces a compensation committee report as required by the SEC to be included in the Company’s annual proxy statement; and carries out the board’s responsibilities relating to the compensation of executives and directors.

During 2006, the Committee retained Frederic W. Cook & Co., an independent, outside compensation consultant to assist in evaluating the Company’s executive compensation programs. Frederic W. Cook & Co. does no other work for the Company or its management. The compensation consultant reports directly to the Committee and at the request of the Committee, assists the Committee in the design of compensation programs and strategies regarding executive officer compensation as well as provides regular updates on emerging market trends in executive compensation. The Committee believes its use of the independent consultant provides additional assurance that the Company’s programs are reasonable and consistent with the Company’s objectives.

The consultant’s role in recommending the amount or form of executive compensation and the role of management in executive compensation decisions are described in the section, “Compensation Discussion and Analysis—Elements of Compensation.” As discussed in the Compensation Discussion and Analysis section, the Compensation Committee establishes the criteria for the annual cash incentive plan for the CEO and has delegated to the CEO the design of the incentive plans for the executive officers, including the named executive officers, using Company targets established by the Compensation Committee.

Ethics and Quality Assurance Committee

The Ethics and Quality Assurance Committee, consisting of Dr. Weikel, Mr. Bélingard and Dr. Rubenstein, is responsible for ensuring that the Company adopts and implements procedures that require the Company’s employees to act in accordance with high ethical standards; to deliver high quality services and to ensure compliance with health care and other legal and financial requirements of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt, Ms. Lane, and Dr. Wallace, is responsible for assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

During 2006, the Board of Directors held seven meetings, each in accordance with the Company’s By-Laws and applicable Delaware corporation law and acted five times by unanimous written consent. The Compensation Committee held four meetings; the Audit Committee held seven meetings; the Nominating and Corporate Governance Committee held one meeting; and the Ethics and Quality Assurance Committee held two meetings. During 2006, none of the directors attended fewer than 88% of the total meetings of the Board of Directors and the committees of which he or she was a member.

On October 16, 2002, the Board of Directors began holding executive sessions without Company management and non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. On December 7, 2005, Section 14 of the Corporate Governance Guidelines was amended by the Board of Directors with respect to the executive sessions to provide as follows: “The independent Directors shall meet on a periodic basis, but no less than four times a year on the same day as the regularly scheduled Board meetings. These meetings shall be chaired by one of the independent directors who shall be elected by a majority vote of the other independent directors immediately following each annual shareholders meeting. A new Chairperson shall generally be elected each year with the goal of rotating the responsibility to each of the independent directors until they all have served as the chairperson for a one-year term at which point the process would be repeated.” In 2006, the Board met in executive session, chaired by Mr. Mittelstaedt, from time to time to discuss compensation and succession planning and also held six executive sessions.

Members of the Board of Directors are encouraged to and usually attend the annual meeting of stockholders. Six of the independent directors and Mr. Mac Mahon attended the 2006 annual meeting.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board annually reviews the Company’s Corporate Governance Guidelines (the “Guidelines”) and Code of Business Conduct and Ethics (the “Code”). The Guidelines address a number of topics, including composition of the Board, director independence, Board and Committee self-assessment, retirement, evaluation of the Chief Executive Officer, and succession planning. The Nominating and Corporate Governance Committee reviews the Guidelines on a regular basis and any proposed additions or amendments to the Guidelines are submitted to the Board for its consideration.

The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest and have enhanced annual procedures for verifying compliance with the Code for directors and executive officers) and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters. The Company regularly reviews the Code and proposed additions or amendments to the Code are considered and subject to approval by the Board.

In order to provide stockholders with greater knowledge regarding the Board’s processes, the Guidelines and the Code adopted by the Board of Directors are available in print to any shareholder upon request and are also posted on the Company’s website at www.labcorp.com. In addition, any waivers or amendments to the Code will be posted on the Company’s website.

The Company has carefully reviewed its Guidelines and Code and believes that they comply with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes.

Related Party Transactions

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Any related party transaction needs to be approved by the Audit Committee prior to the Company entering into such transaction. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies with whom we had a material relationship during that year, if any.

On July 20, 2006, Mr. Mac Mahon entered into a consulting agreement with the Company effective January 1, 2007, (in this paragraph, “Agreement”), following the announcement of his retirement as President and CEO on December 31, 2006. The Agreement provides for additional services to be provided by Mr. Mac Mahon following the termination of his employment as CEO to assist the Company during a transition period. Mr. Mac Mahon will remain as Chairman of the Board. The Agreement provides for an additional five years of age for purposes of calculating pension benefits. The Agreement has a term of six months up to sixteen months.

Board Evaluation

Each year, the Board conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as written commentary.

The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board’s effectiveness over the next year.

In addition, each Board Committee conducted a self-evaluation of its performance for fiscal 2006, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter and developed recommendations and a follow-up plan similar to that of the Board as a whole.

Identification and Evaluation Of Individual Director Candidates

The Nominating and Corporate Governance Committee proposes a slate of directors for election by the Company’s stockholders at each Annual Meeting and appoints candidates to fill vacancies on the Board.

When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in the Company’s Corporate Governance Guidelines. These criteria include, but are not limited to, personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise in the context of the Company’s business needs. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and the Corporate Secretary. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that the Committee deems appropriate, are considered by the Committee in making its recommendation to the Board.

For 2006, the Nominating and Corporate Governance Committee considered a range of candidates suggested from a variety of sources, one of which was the Company’s Scientific Advisory Board (“SAB”), which resulted in the identification of Dr. Williams, who served as a member of the SAB. The Nominating and Corporate Governance Committee recommended Dr. Williams to stand for election at the next annual meeting of shareholders. If needed, the Company may pay a professional search firm to identify and assist the Nominating and Corporate Governance Committee in identifying, evaluating and/or conducting due diligence on potential nominees for board vacancies. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future, however, no such engagement occurred in 2006.

In addition to finding prospective candidates for director through a professional search firm or upon recommendations received from non-management directors, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board candidates made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2008 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company’s By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 17, 2008 and no later than March 17, 2008. The By-laws may be obtained free of charge by writing to the Company’s Corporate Secretary.

Communications with the Board

Stockholders and interested parties may communicate with the Board, individually or as a group by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215.

Pursuant to the direction of the Board of Directors all communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the communication:

•	is an advertisement or other commercial solicitation or communication;

•	is obviously frivolous or obscene;

•	is unduly hostile, threatening, illegal; or

•	relates to trivial matters (which will be delivered to the intended recipient for review at the next regularly scheduled Board meeting).

The Director or Directors who receive any such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors, to one or more of its committees or to the Company’s management and whether or not a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

The Nominating and Corporate Governance Committee, comprised entirely of independent, non-management directors, has reviewed and approved the process for compliance with Section 303A.02 of the NYSE Listing Standards and has been delegated the responsibility by the full Board of Directors for reviewing the effectiveness of these procedures from time to time and, as necessary, recommending changes.

EXECUTIVE OFFICERS

The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
David P. King	50	President and Chief Executive Officer
Woodrow L. Cook	53	Executive Vice President, Eastern Operations
William B. Haas	42	Executive Vice President, Esoteric Business
William B. Hayes	41	Executive Vice President, Chief Financial Officer, and Treasurer
Myla P. Lai-Goldman, M.D.	49	Executive Vice President, Chief Scientific Officer, and Medical Director
Benjamin R. Miller	44	Executive Vice President, Sales, Marketing, and Managed Care
Bradford T. Smith	53	Executive Vice President of Corporate Affairs, Chief Legal Officer, and Secretary
Allen W. Troub	48	Executive Vice President, Western Operations
Andrew S. Walton	40	Executive Vice President, Strategic Planning and Chief Information Officer

In addition to Messrs. King and Smith, who are identified above under the heading “Election of Directors,” following is information on the business experience for each of these executive officers for at least the last five years.

Woodrow L. Cook has served as Executive Vice President, Eastern Operations since January 1, 2007. Prior to this date, Mr. Cook served as Senior Vice President, Central Division, which included the Great Lakes and South operations. Mr. Cook is responsible for the Company’s eastern operations. He is a member of the Executive and Operating Committees of the Company. Mr. Cook has been with the Company since April 1975.

William B. Haas has served as Executive Vice President, Esoteric Business since April 2006. He is responsible for the business and lab operations of several of the Company’s wholly owned subsidiaries (US Labs, Esoterix, Viro-Med Laboratories, Dianon Systems, Inc. and National Genetics Institute) and several operating units (Center for Esoteric Testing and Center for Molecular Biology and Pathology). Prior to this date, Mr. Haas was Executive Vice President, Sales, Marketing, and Managed Care since January 2004. He is a member of the Executive and Operating Committees of the Company. Mr. Haas previously held positions as Senior Vice President, Northeast Division; Vice President, National Sales; and Regional Director, Atlanta and has been with LabCorp since 1990. Mr. Haas serves as a commissioner of the Western Triangle Youth Football Association for the period 2004 to 2007.

William B. Hayes has served as Executive Vice President, Chief Financial Officer and Treasurer since June 2005. Prior to this date, Mr. Hayes was Senior Vice President, Finance since 2000. Mr. Hayes is a member of the Executive Committee of the Company and is responsible for the day-to-day supervision of the finance and billing functions of the Company. Prior to joining the Company in 1996, Mr. Hayes was in the audit department at KPMG LLP for 9 years.

Myla P. Lai-Goldman, M.D. has served as Executive Vice President, Chief Scientific Officer, and Medical Director since April 1998. Dr. Lai-Goldman oversees the Company’s Quality Assurance, National Medical Oversight (Pathology), Technical Assessment/New Technology/Research and Development, and coordination of all Technology Assessment programs. Dr. Lai-Goldman is Board Certified in anatomic and clinical pathology and serves as a member of the Executive Committee of the Company. Dr. Lai-Goldman, who holds a medical degree from Columbia University, was named Senior Vice President of the Company in 1997 and held the position of Medical Director for the Center for Molecular Biology and Pathology from 1991 to 2006 (with Roche Biomedical Laboratories (“RBL”) and subsequently the Company). Dr. Lai-Goldman joined RBL in 1990.

Benjamin R. Miller has served as Executive Vice President, Sales, Marketing, and Managed Care since April 2006. Mr. Miller oversees the Company’s national sales operations including marketing, managed care, sales administration and the hospital business group. He is a member of the Executive and Operating Committees of the Company. Mr. Miller previously held positions as Senior Vice President, Atlantic Division; Vice President, Genomics Business Development; and Vice President, Sales—Southeast Division since 1997. Mr. Miller has been with the Company since 1984.

Allen W. Troub has served as Executive Vice President, Western Operations since January 1, 2007. Mr. Troub is responsible for the West and Midwest divisions, Occupational Testing Services, as well as the Company’s Canadian operations. He is a member of the Executive and Operating Committees of the Company. Mr. Troub previously held positions as Senior Vice President, West Division and Vice President, Finance and Administration for Western Operations. Mr. Troub has been with the Company since 1988.

Andrew S. Walton has served as Executive Vice President, Strategic Planning and Chief Information Officer since January 1, 2007. Mr. Walton is responsible for the Company’s information technology and client connectivity operations and also oversees the Company’s Strategic Planning department. He is a member of the Executive Committee of the Company. Mr. Walton previously held the positions of Senior Vice President and Chief Information Officer from May 2006 to December 2006 and Vice President, Strategic Planning and Corporate Development from April 2005 to May 2006. Prior to joining the Company in 2005, Mr. Walton was a partner at Subsidium Health Advisors, a healthcare consultancy, from 2002 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives. Our executive compensation philosophy is to reward the achievement and surpassing of specific short- and long-term operational and strategic goals. By paying for performance, we believe we align our executive officers’ interests with those of our stockholders. We believe that through a superior executive compensation program, we can be successful in attracting and retaining talented employees who will continue to increase our financial performance over that of our industry competitors and drive the continued creation of shareholder value.

To execute our compensation philosophy, we adhere to the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation, with the percentage at-risk highest for the executive officers;

•	both compensation opportunities provided to executive officers and the realizable values of those opportunities should vary significantly with performance achievements;

•	an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders;

•	compensation opportunities for executive officers must be evaluated against those offered by companies similar in size and scope of operations; and

•	differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

Comprehensive Review of Compensation Program. In late 2004, a comprehensive review of our executive compensation strategy and long-term incentive program was conducted by our independent compensation consultant at the request of our Compensation Committee to ensure consistency with emerging best practices, support of our business strategy and continued alignment with the interests of our shareholders. As part of this review, we asked our compensation consultant to evaluate base salary, annual incentive opportunities, and long-term incentive (“LTI”) opportunities at comparable peer companies. Based on the recommendations of the compensation consultant, we modified our LTI strategy to include performance share awards in addition to the traditional stock option and restricted stock awards. This change, implemented in 2005, is discussed later in the “Long-Term Equity Compensation” section. On an annual basis, the independent compensation consultant reviews our executive compensation program to ensure alignment and market competitiveness.

Benchmarking. A key reference in determining the overall levels of executive officer compensation and each element of compensation that we pay (base salary, annual cash incentive pay and long-term equity incentive compensation) is an assessment of pay practices and levels among certain groups of public companies that we have identified as compensation peers. In 2002, based on recommendations of the Compensation Committee’s former independent compensation consultant, the Compensation Committee selected public companies in the health care services industries that engage in diagnostics and/or genomic research that are comparable in size and scope to the Company (“Base”). In 2005, the peer group was modified by the Compensation Committee based on recommendations from its new independent compensation consultant to include industries that engage in distribution and logistics, to reflect the nature of the Company’s core routine testing business (“New”). Also in 2005, a third peer group that the Compensation Committee believes is used by our main national competitor was identified, comprised of 38 of the 56 companies in the Standard & Poor’s 500 Health Care Index (“Health Care”). The independent compensation consultant broadened the comparative framework in 2005 to include a blend of all three peer groups to derive a competitive executive compensation benchmark. The 75th percentile data points for Base and New peer groups were averaged with the median (50th percentile) for the Health Care peer group. These respective percentiles in the peer groups were approved by the Compensation Committee based on the size (revenues) and relative performance of the companies (net income, shareholder return) in each peer group. This led to the selection of the median of the Health Care peer group because the median company in this group is larger than the 75th percentile companies in the Base and New peer groups. To smooth the impact of the transition in changing peer groups, the blended approach was used in establishing and benchmarking executive compensation in 2005 and 2006.

The table below provides the company composition of the Base, New and Health Care peer groups effective for 2006:

Base Peer Group	New Peer Group	Health Care Peer Group
• Amgen	• Agilent Technologies	• Abbott Labs
• Applera	• Amgen	• Aetna
• Apria Healthcare Group	• Applera	• Allergan, Inc.
• Beckman Coulter	• Apria Healthcare Group	• Amgen
• Beckton, Dickinson and Company	• Beckman Coulter	• Applera
• Biogen	• Beckton, Dickinson and Company	• Baxter International Inc.
• Boston Scientific Company	• Covance	• Beckton, Dickinson and Company
• Express Scripts	• Express Scripts	• Boston Scientific
• Genentech	• Genentech	• Bristol-Myers Squibb
• Genzyme Corp.	• Genzyme Corp.	• Cardinal Health, Inc.
• Medtronic Inc.	• Medtronic Inc.	• CIGNA Corp.
• Omnicare	• Millipore Corp.	• Forest Laboratories
• Quest Diagnostics	• Omnicare	• Genzyme Corp.
• St. Jude Medical	• Owens & Minor	• Gilead Sciences
• Stryker	• Quest Diagnostics	• HCA Inc.
	• St. Jude Medical	• Humana Inc.
	• Stryker	• IMS Health Inc.
• Johnson & Johnson
• Lilly (Eli) & Co.
• McKesson Corp
• Medco Health Solutions Inc.
• MedImmune Inc.
• Medtronic Inc.
• Merck & Co.
• Millipore Corp.
• PerkinElmer
• Pfizer, Inc.
• Schering-Plough
• Tenet Healthcare Corp.
• United Health Group Inc.
• Watson Pharmaceuticals
• Wyeth

The benchmarks for each element of compensation are discussed below.

Elements of Compensation. We pay our named executive officers annually through a mix of base salary, annual cash incentives and long-term equity in the form of stock options, restricted stock and performance shares. On an annual basis, the independent compensation consultant reviews the elements of executive compensation (base salary, bonus and long-term incentive pay) and recommendations are made and presented to the Compensation Committee. Our Chief Executive Officer (“CEO”) is invited to provide input on these recommendations for the other executive officers based on his assessment of past and expected future individual performance and contribution, which are then taken into consideration by the consultant and the Compensation Committee. The CEO also sets the performance goals and allocations in the annual cash incentive plans for the named executive officers (as well as the other executive officers) using Company targets established by the Compensation Committee. In addition, other members of management may interact with the CEO, the compensation consultant or the Compensation Committee. Such members typically include our Executive Vice President, Chief Legal Officer and Secretary as well as our Chief Human Resources Officer. These members are responsible for providing additional information to the compensation consultant and may provide management’s analysis and input as requested.

Base Salary. While a significant portion of compensation paid to our executive officers, including our named executive officers, is variable and tied to performance, we believe we must pay competitive base salaries to keep our executive talent and provide an appropriate level of immediately available compensation. Base salary is targeted at the median of the blended peer group practice and is reviewed and set annually by the Compensation Committee to ensure competitiveness with the peer group as well as appropriateness given the performance, role and responsibilities of each executive officer. While the Compensation Committee targets salary levels of the executive officers at the median of the peer group, it retains the flexibility to adjust individual levels of compensation to take into account variations in the individual’s job experience and responsibility. Annual changes in base salaries are based on the peer group’s practices, the Company’s performance, the individual’s performance and increases in cost of living indexes.

For 2006, base salaries were increased 3.5% for our named executive officers, based on recommendations by the compensation consultant, to account for inflation and general market increases. Exceptions to this standard increase for our named executive officers were as follows: (a) David P. King—32% increase to reflect the change in his role from Executive Vice President of Strategic Planning and Corporate Development to Executive Vice President and Chief Operating Officer, and (b) William B. Hayes—40% increase as part of a multi-year salary transition plan resulting from his promotion to Executive Vice President and Chief Financial Officer in 2005. In addition, the Compensation Committee reviewed Mr. Mac Mahon’s base salary, annual incentive and long-term incentive compensation in the same manner as described above for other named executive officers. In reviewing Mr. Mac Mahon’s performance, the Committee observed that under his leadership, the Company grew revenues, EPS and EBITDA by 7.9%, 14.3% and 7.4%, respectively in 2005. In recognition of this superior Company performance, the Committee increased Mr. Mac Mahon’s base salary 6.7% from $937,125 in 2005 to $1,000,000 in 2006.

Annual Cash Incentive Pay. Bonus opportunities under the annual incentive program (the Management Incentive Bonus Plan) are structured so that target total cash compensation (base salary plus target annual bonus) approximates the 75th percentile of market practice because of the Company’s belief that its performance is in the 75th percentile. Accordingly, the Compensation Committee sets aggressive targets to align performance goals with the Company’s targeted positioning.

The Management Incentive Bonus Plan (the “Incentive Plan”), formerly known as the Annual Bonus Incentive Plan, was originally adopted by the stockholders in 1995. This plan is designed to reward the executive for achieving short-term goals that we believe further our goal of creating long-term shareholder value as well as align the executive’s efforts with our strategy of leading the industry in the areas of scientific leadership, managed care and customer service. Additionally, the Incentive Plan is designed to provide additional rewards when superior results are achieved. Under the Incentive Plan, and as designated by the Compensation Committee, any of our employees in leadership roles including those of our subsidiaries may participate in the Plan. This includes the named executive officers, all of the other executive officers and approximately 350 other key employees.

Target awards, expressed as a percentage of base salary, are based upon the achievement of specified levels of performance measures, which are set annually following the audit of the previous year’s financial results. The performance measures that may be used in any particular year may include one or some combination of the following:

•	earnings before interest, income taxes, depreciation and amortization;

•	return on capital;

•	return on equity;

•	net income;

•	earnings per share;

•	days sales outstanding;

•	revenue growth;

•	expense control; or

•	individual performance, which may be determined on a corporate, regional or subregional basis, as applicable.

The specified performance measures used in 2006 for the named executive officers are discussed below with respect to each named executive officer. Target awards can range from 75% to 150% of base salary for the named executive officers.

Achievement at Threshold generally pays at 50% of Target, Target pays at 100%, and Superior usually pays at 150% of Target for senior executives, except one performance measure may be identified to pay at 200% of Target if Superior is achieved. In 2006, EBITDA was the performance measure eligible for a 200% of Target payout for Superior achievement. If Threshold is not achieved for a given performance measure, the payout for that measure could be zero instead of paying at the 50% level previously described. This would be true if a goal had a yes/no outcome (i.e., the goal was either achieved, a “yes” outcome, and therefore earning a 100% target payment or it was not achieved, earning a 0% payment).

Because annual targets are set at aggressive levels based on reviews of the Company’s past performance and the expected growth and business opportunities in the clinical laboratory industry, the Compensation Committee believes that paying at 150% of a performance measure’s Target for senior executives for superior performance provides sufficient incentive to exceed expectations. Over the past five years, the superior targets were not met for revenue or EBITDA (as defined below) goals, but payouts above Target were common. The Compensation Committee further believes that Threshold amounts represent satisfactory performance and thus a 50% payout is appropriate.

The Compensation Committee determines the performance measures, performance targets and allocation for the CEO. In turn, the CEO creates the incentive plans for the executive officers, including the named executive officers, using Company targets established by the Compensation Committee.

The primary measures used for executive officer bonuses in 2006 were earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue growth, expense control, bad debt, earnings per share (“EPS”), and certain other specific strategic measures. The targets for the 2006 corporate goals were as follows:

•	EBITDA—12.3% growth compared to prior year at Target. EBITDA of 21.1% over prior year would pay at the Superior level.

•	Revenues—7.0% growth compared to prior year at Target. Revenues of 15.3% over prior year would pay at the Superior level.

•	EPS—16.1% growth compared to prior year at Target. EPS of 19.6% over prior year would pay at the Superior level.

•	Bad debt control (percent of sales)—1.9% reduction compared to prior year at Target. A 3.4% reduction over prior year would pay at the Superior level.

•	Expense control—based on budgeted amounts for areas under the executive’s responsibility. An additional 3.5% reduction of actual expenditures would pay at the Superior level.

Achievement of individual goals, as reviewed by the Compensation Committee and the CEO (other than the CEO’s individual goals), for each named executive officer also contributed to the overall annual bonus. The specific measures and bonus targets for each named executive officer in 2006 are discussed below.

Thomas P. Mac Mahon

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$1,000,000	150%	$1,500,000	30%	EPS	$450,000	$225,000	$450,000	$675,000
			20%	Bad Debt	$300,000	$225,000	$300,000	$450,000
			20%	Revenues	$300,000	$150,000	$300,000	$450,000
			10%	Succession Planning	$150,000	$0	$150,000
			20%	Individual goals	$300,000	$150,000	$300,000	$450,000

			100%	Total	$1,500,000	$750,000	$1,500,000	$2,175,000

The Compensation Committee believes that under Mr. Mac Mahon’s leadership as CEO the Company has continued to achieve remarkable growth in both earnings and stockholder value. Mr. Mac Mahon’s annual target bonus opportunity for 2006 was set at 150% of salary, the same as in 2005. Mr. Mac Mahon’s performance measures for 2006 were designed to drive growth in revenues and control over expenses (via bad debt reduction) and to create shareholder value through EPS growth. Bad debt control was selected as a focus because the Company believes it should be paid for the work it performs; efforts to control bad debt ensure that this happens. The succession planning process at the Company is critical to ensure the strength and depth of the management team and the on-going viability of the Company. Individual goals for Mr. Mac Mahon as set by the Committee included business development opportunities in the area of managed care, and the enhancement of the Company’s quality management system.

Based on the Company’s performance and his individual achievements during 2006, Mr. Mac Mahon earned an annual bonus payment that was approximately 204 percent of his 2006 salary. This represented an increase of approximately 54 percent from his 2005 earned bonus amount and resulted in total cash compensation for 2006 that was approximately 35 percent more than his total cash compensation for 2005.

William B. Hayes

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$350,000	100%	$350,000	25%	Revenues	$87,500	$43,750	$87,500	$131,250
			25%	Bad Debt	$87,500	$65,625	$87,500	$131,250
			30%	EPS	$105,000	$52,500	$105,000	$157,500
			10%	Individual goals	$35,000	$0	$35,000
			10%	Individual goals	$35,000	$15,000	$35,000	$50,000

			100%	Total	$350,000	$176,875	$350,000	$505,000

As CFO, the Incentive Plan for Mr. Hayes was focused on bad debt reduction and increasing EPS growth. Individual goals for Mr. Hayes included finding opportunities to improve the capital structure of the Company and a focus on supply expenses.

Based on the Company’s performance and his individual achievements during 2006, Mr. Hayes earned an annual bonus payment that was approximately 123 percent of his 2006 salary. This represented an increase of approximately 182 percent from his 2005 earned bonus amount and resulted in total cash compensation for 2006 that was approximately 102 percent more than his total cash compensation for 2005. The promotion of Mr. Hayes to CFO in mid-2005 accounts for an appreciable amount of the noted increases.

Richard L. Novak

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$528,000	125%	$660,000	25%	Revenues	$165,000	$82,500	$165,000	$247,500
			15%	Bad Debt	$99,000	$74,250	$99,000	$148,500
			25%	EPS	$165,000	$82,500	$165,000	$247,500
			20%	Individual goals	$132,000	$0	$132,000.00
			15%	Individual goals	$99,000	$49,500	$99,000	$148,500

			100%	Total	$660,000	$288,750	$660,000	$924,000

In 2006, Mr. Novak transitioned from the position of EVP and COO to EVP of Strategic Planning and Corporate Development. Accordingly, in addition to corporate goals of revenues, bad debt reduction and EPS, Mr. Novak’s individual goals included growing revenues of the Company’s Canadian operations (which reported directly to him) as well as an increased focus on licensing activities.

Based on the Company’s performance and his individual achievements during 2006, Mr. Novak earned an annual bonus payment that was approximately 161 percent of his 2006 salary. This represented an increase of approximately 57 percent from his 2005 earned bonus amount and resulted in total cash compensation for 2006 that was approximately 31 percent more than his total cash compensation for 2005.

David P. King

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$450,000	125%	$562,500	30%	EBITDA from Ops	$168,750	$84,375	$168,750	$337,500
			30%	Revenues	$168,750	$84,375	$168,750	$253,125
			15%	Bad Debt	$84,375	$63,281	$84,375	$126,563
			10%	EPS	$56,250	$28,125	$56,250	$84,375
			15%	Individual goals	$84,375	$0	$84,375

			100%	Total	$562,500	$260,156	$562,500	$885,938

Mr. King transitioned from the position of EVP of Strategic Planning and Corporate Development to EVP and COO in 2006. His Incentive Plan for 2006 was heavily focused on operational performance (revenues, EBITDA and EPS). Mr. King’s individual goals included a focus on optimizing the operational structure.

Based on the Company’s performance and his individual achievements during 2006, Mr. King earned an annual bonus payment that was approximately 143 percent of his 2006 salary. This represented an increase of approximately 196 percent from his 2005 earned bonus amount and resulted in total cash compensation for 2006 that was approximately 96 percent more than his total cash compensation for 2005. The promotion of Mr. King to COO in December 2005 accounts for a portion of the noted increases.

Bradford T. Smith

Base Salary	Target Bonus		Allocation by Goal			Bonus opportunity by Goal by Level of Achievement
	% of Base	$ Target	%	Goal	$ Bonus	Threshold	Target	Superior
$456,435	100%	$456,435	15%	Expense Control	$68,465	$34,233	$68,465	$102,698
			10%	Revenues	$45,644	$22,822	$45,644	$68,466
			10%	Bad Debt	$45,644	$34,233	$45,644	$68,466
			25%	EPS	$114,108	$57,054	$114,108	$171,162
			10%	Individual goals	$45,644	$22,822	$45,644	$68,466
			30%	Individual goals	$136,930	$0	$136,930

			100%	Total	$456,435	$171,164	$456,435	$616,188

More emphasis was placed on Mr. Smith’s individual performance goals due to the change of roles in the executive team. One of the Company’s strategic goals revolves around increasing scientific leadership. As such, an individual performance goal for Mr. Smith included providing assistance to the licensing function under Mr. Novak’s oversight in identifying opportunities for collaboration and completing agreements related to novel tests in order to enhance the Company’s ability to offer those tests to physicians.

Based on the Company’s performance and his individual achievements during 2006, Mr. Smith earned an annual bonus payment that was approximately 131 percent of his 2006 salary. This represented an increase of approximately 34 percent from his 2005 earned bonus amount and resulted in total cash compensation for 2006 that was approximately 19 percent more than his total cash compensation for 2005.

Long-Term Equity Compensation. The Company grants equity awards under its 2000 Stock Incentive Program (the “Stock Plan”). There are no provisions in the Stock Plan to allow for option repricing. At this time, no dividends are paid on any equity awards under the Stock Plan.

As discussed above, in 2005, based on the recommendation of the Compensation Committee’s independent consultant as to what constituted best practices, the long-term incentive strategy was modified to include performance share awards in addition to grants of stock options and restricted stock, which had previously been awarded. For 2006, the long-term incentive strategy was re-evaluated for market competitiveness by the Compensation Committee’s independent consultant and resulted in the Compensation Committee reconfirming the grant levels previously established (and discussed below), except in individual cases where roles and responsibilities had changed or were in transition. The Compensation Committee believes that this balanced program achieves all of the following:

•	delivers performance-based, “at-risk” compensation through stock options and performance shares,

•	ensures longer-term business focus through the use of performance awards that are three-year front-loaded with a three year cliff vesting,

•	aligns the executive officers, including the named executive officers, with the interests of all shareholders,

•	provides necessary retention features through restricted stock, and

•	aligns with emerging practices of the market that emphasize performance and addresses concerns related to shareholder dilution.

Award values were determined so that total direct compensation levels (base salary plus target annual cash incentive pay plus the expected value of LTI) approximate the 75th percentile of market practice. This level was selected based on the Company’s performance results compared to its blended peer group (as described above). Based on the recommendation of the Compensation Committee’s independent compensation consultant, the mix of the equity awards included an emphasis on performance awards as none had been granted prior to 2005. The general annual target allocation of the total LTI value is as follows: 50% nonqualified stock options, 25% restricted stock and 25% performance share awards.

Performance share awards were made to executive officers, including the named executive officers, in 2005 and represented the entire performance share opportunity for the executive officers for the three-year period from 2005 through 2007. Except for Mr. Hayes, in connection with his transition to CFO, no new performance awards were made in 2006.

Performance targets for the 2005 performance awards were established by the Compensation Committee and are based on Company growth in EPS and sales (weighted 70% on EPS growth and 30% on sales growth) during the three-year performance period beginning January 1, 2005 and ending December 31, 2007 compared to the base period established on December 31, 2004. EPS growth was selected as a target because of its close alignment with shareholder value. Sales growth was selected based on a renewed drive to grow the Company’s revenues versus achieving certain financial measures through effective cost control. The number of performance shares that may be earned can range from 0% to 175%, with Threshold, Target and Superior set at 50%, 100% and 175% of the performance shares awarded, respectively. The Compensation Committee has the ability to increase or decrease the number of performance shares that may be earned by up to 25%, but the resulting adjustment cannot exceed 175% of the Target amount. The table below summarizes the performance requirements (goal percentages reflect compound annual growth rates) and the potential earnout.

	EPS Growth		Sales Growth
Achievement	Goal	Earnout	Goal	Earnout
Superior	12.5%	175%	7.0%	175%
Target	10.0%	100%	5.0%	100%
Threshold	7.5%	50%	3.5%	50%

Based on the Company’s performance through December 31, 2006, the Company expects the performance awards to be achieved at the Superior level when they vest.

The stock options and restricted stock awards granted to the named executive officers vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date. The stock options, if unexercised, will expire ten years from the date of grant, subject to their earlier termination.

The table below summarizes the equity award grants from 2005 to 2006 for the named executive officers.

Name	Equity Award Type	2005 Equity Incentive Plan Awards (#)	2006 Equity Incentive Plan Awards (#)
Thomas P. Mac Mahon	Stock Options	175,000	175,000
	Restricted Stock	40,300	40,300
	Performance Shares (5)	120,900

William B. Hayes (1)	Stock Options	15,000	45,000
	Restricted Stock	5,000	10,000
	Performance Shares (5)	15,000	7,500

Richard L. Novak (2)	Stock Options	65,000	50,000
	Restricted Stock	13,225	10,000
	Performance Shares (5)	39,675

David P. King (3)	Stock Options	30,000	55,000
	Restricted Stock	8,400	13,000
	Performance Shares (5)	24,300

Bradford T. Smith (4)	Stock Options	45,000	45,000
	Restricted Stock	10,750	12,500
	Performance Shares (5)	32,250

(1)	Mr. Hayes became Chief Financial Officer in June 2005. He received an additional grant of performance share awards in 2006 as part of an equity adjustment related to his promotion. The performance targets and vesting terms are the same as for the 2005 grants.

(2)	The reduction in equity award grants for Mr. Novak reflect the continued adjustment from his December 2005 transition from EVP and Chief Operating Officer to EVP of Strategic Planning and Corporate Development.
(3)	The increase of equity award grants for Mr. King reflects the continued adjustment from his December 2005 transition from EVP of Strategic Planning and Corporate Development to EVP and Chief Operating Officer.
(4)	The small increase in restricted stock for Mr. Smith reflects the greater responsibilities assumed by him.
(5)	The 2005 and 2006 Performance Share Award grants represent 3-year frontloaded grants at Target, representing the 3-year period 2005-2007.

Equity Grant Practices. Generally, the Compensation Committee approves equity grants at the beginning of the year in connection with a scheduled Compensation Committee meeting that usually follows the release of the fourth quarter/prior year annual earnings. The Compensation Committee discourages the issuance of annual equity grants in conjunction with the possession of material nonpublic information. In the event there is material nonpublic information as of the contemplated grant date, the grant will be delayed until such information has been released to the public or until such information is no longer deemed material. The grant date of an option award is the date of the Compensation Committee approval and the exercise price is based on the closing market price on the trading day prior to the grant date, as defined in the 2000 Stock Incentive Plan approved by shareholders.

Perquisites. We provide our named executive officers with perquisites that we believe to be competitive and consistent with our overall executive compensation objectives. The Compensation Committee believes the perquisites offered are more conservative than the blended peer group, but are required to be offered to attract and retain our executive talent. These perquisites include: an annual car allowance, financial counseling, health checkup allowance, home security system allowance and club membership allowance. For more information on these perquisites, including the valuation and amounts, see the Summary Compensation Table below.

Insider Trading. We maintain an Insider Trading Policy that prohibits executive officers and key employees from transacting in Company stock during a blackout period. There are four such periods each year, beginning three weeks prior to the end of every calendar quarter and ending two business days following the public release of our earnings. The Insider Trading Policy contains provisions that prohibit executive officers and key employees from profiting from short-term speculative swings in the value of the Company’s stock, including, but not limited to, “short sales”, “put” and “call” options, and hedging transactions.

The executive officers generally enter into 10b5-1 trading plans (a “Trading Plan”) during an open period during which the executive is not in possession of material, nonpublic information. The purpose of the Trading Plan is to specify the exercise and sale of stock options and common stock. Once in force, a broker executes the Trading Plan with no further direction by the executive, except at any time, the executive may cancel or terminate the Trading Plan.

Termination and Change in Control Payments. On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the “Severance Plan”). The purpose of the Severance Plan is to allow the executive to consider corporate actions that may benefit the shareholder without having to sacrifice their individual situation and to provide financial protection to our executive officers, including the named executive officers, for events not directly linked to the executive’s performance. The Severance Plan provides for severance payments to the named executive officers upon the occurrence of a qualifying termination or a change in control (accompanied by a qualifying termination).

A change in control cash payment is triggered by two actions (“double trigger”): (a) there is a change in control of the Company and (b) the executive leaves the Company either involuntarily without cause or leaves the Company with good reason. The second trigger action must occur within 36 months of the change-in-control event to be a qualifying termination. We believe this double trigger approach to be appropriate because a change in control may require the continued services of an executive officer without a change in that officer’s capacity. A single trigger approach (payment triggered merely by the change in control event) could harm the Company, as it gives executives the ability to leave even though their individual situation might not be adversely impacted.

For our equity compensation plans, however, we have single trigger treatment upon a change in control related to the vesting of such awards. We believe this is reasonable because (a) it ensures the alignment with a shareholder’s ability to freely sell their common stock at the time of a change in control event and (b) the company that made the original grant may no longer exist after a change in control and we believe awards granted to our equity holders should reflect the performance and success of the company granting such awards.

In addition, because the Compensation Committee believes that a strong succession planning process ensures the continued success of the Company, and in anticipation of members of management retiring in future years and knowing that failure to ensure a smooth transition of leadership could have an adverse effect on the Company and its shareholders, the Board approved the Senior Executive Transition Policy (the “Transition Policy”) on May 6, 2004. The Transition Policy was designed with eligibility requirements that ensure the retention of the executive and provide additional protection to the Company via a non-compete and non-solicitation agreement. The policy also sets forth the treatment of awards made under the Company’s stock incentive plans to certain senior executives in the event of a voluntary termination before age 65. Eligibility requirements include, (a) being named by the Company and approved by the Board as an Executive Committee (“EC”) member, (b) having five years of service as an EC member, (c) having 10 years of service with the Company and (d) approval from the Board of a plan that ensures a smooth and effective transition of the departing executive’s management responsibilities. Each of the named executive officers is covered by the Transition Policy.

For additional information on these termination and change-in-control benefits, including a quantification of such benefits, see “Potential Payments Upon Termination or Change in Control” below.

Deferred Compensation Program. On December 12, 2001, the Board of Directors approved our Deferred Compensation Plan (“DCP”) under which certain of our executives, including the named executive officers, may elect to defer all or a portion of their annual cash incentive pay and/or up to 50% of their annual base compensation. The deferral limits were based on best practices at the time the DCP was established. The DCP provides our executives a tax efficient strategy for retirement savings and capital accumulation without significant cost to us. We have not and do not currently make any contributions to a participant’s DCP account. For additional information on the DCP, see the Nonqualified Deferred Compensation Table and accompanying narrative below.

Retirement Plans. We offer a supplemental retirement plan, the Pension Equalization Plan (the “PEP”) to our executive officers, including the named executive officers. The PEP is an unfunded, non-contributory, non-qualified plan designed to provide income continuation benefits at retirement and works in conjunction with our Cash Balance Retirement Plan (the “Cash Balance Plan”), a qualified and funded defined benefit plan available to substantially all of our employees. The PEP provides additional retirement benefits to a select group of management employees as an integral part of a total compensation package designed to attract and retain top executive performers. Requirements of participation include (a) approval of participation by the CEO, (b) being named as a Senior or Executive Vice President or operating in the capacity of one or (c) being named as the President and CEO.

We also offer a defined contribution retirement savings plan called the Employees’ Retirement Savings Plan, qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Participation in this plan is available to all US-based employees, including the named executive officers. Under this plan, an employee may defer up to 50% of their salary and the Company provides matching contributions (in dollars) at a rate of 50% up to the first 6% of salary. The named executive officers were limited to deferring a maximum of 7% of their salary to the plan in 2006. Company match information is reflected in the Summary Compensation Table below for the named executive officers.

Tax and Accounting Treatments. Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million per year. The Compensation

Committee has carefully considered our executive compensation program in light of the applicable tax rules. Accordingly, our 2000 Stock Incentive Plan and the Management Incentive Bonus Plan have been structured to meet the requirements of Section 162(m), and stockholders last approved both those plans in 2003. However, the Compensation Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Company and its stockholders. The non-deductible portion of executive compensation paid in 2006 was $3.0 million, which the Compensation Committee has determined to be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management pursuant to Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K (including through incorporation by reference to this proxy statement).

THE COMPENSATION COMMITTEE

Jean-Luc Bélingard, Chairman

Andrew G. Wallace

M. Keith Weikel

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The compensation we paid and amounts required to be recognized during the year ended December 31, 2006 to our named executive officers, which includes our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving at year-end is set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas P. Mac Mahon Chairman and Chief Executive Officer	2006	$989,526	$—	$12,441,575	$5,762,850	$2,041,500	$205,773	$67,649	$21,508,873

William B. Hayes Executive Vice President and Chief Financial Officer	2006	$350,002	$—	$813,831	$337,649	$431,063	$22,837	$49,194	$2,004,576

Richard L. Novak Executive Vice President, Strategic Planning	2006	$524,960	$—	$4,125,393	$2,115,820	$850,575	$93,142	$53,727	$7,763,617

David P. King Executive Vice President and Chief Operating Officer	2006	$450,003	$—	$885,404	$567,196	$642,094	$36,924	$44,722	$2,626,343

Bradford T. Smith Executive Vice President and Chief Legal Officer	2006	$453,863	$—	$1,338,537	$1,018,856	$595,877	$69,599	$47,595	$3,524,327

(1)	Represents the dollar amount recognized for financial statement reporting purpose for each named executive officer during 2006, disregarding any estimate of forfeitures relating to service-based vesting conditions. Also reflects an accounting acceleration for Messrs. Mac Mahon, Novak and Smith pursuant to the Transition Policy. For the assumptions made in the valuations, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K.
(2)	Represents the dollar amount recognized for financial statement reporting purpose for each named executive officer during 2006, disregarding any estimate of forfeitures relating to service-based vesting conditions. Also reflects an accounting acceleration for Messrs. Mac Mahon, Novak and Smith pursuant to the Transition Policy. For the assumptions made in the valuations, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K.
(3)	Represents the amounts earned by each named executive officer during 2006 pursuant to our Management Incentive Bonus Plan, our annual cash incentive plan. For additional information on these awards, see the Grants of Plan-Based Awards Table below and the Compensation Discussion & Analysis—Annual Cash Incentive Plan above.
(4)	Represents the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our pension plan. For the assumptions made in the valuations for the accumulated benefit under our pension plan, see Note 16 to our audited financial statements included within our Annual Report on Form 10-K. These assumptions change from year to year to reflect current market conditions.
(5)	Includes the actual value and the gross up value, as applicable, of the following perquisites: financial services, executive long-term disability premiums, car allowance, personal liability insurance premiums, annual physical, club membership and security monitoring of home. Also included are the premiums paid by the Company on behalf of Messrs. Mac Mahon and Smith under certain whole life insurance policies. Financial services and club membership amounts are based on the actual amounts paid by the Company or the named executive officer to third party vendors or the club, respectively.

The table below details the perquisites plus the Company-paid match on the executive’s 401(k) contribution for those perquisites that exceed ten percent of the total perquisites offered to the named executive officer.

Name	Year	Financial Services (a)	Long Term Disability (a)	Life Insurance (b)	Car Allowance (c)	Club Membership (a)	Company- paid 401(k) Match	Tax Gross-up
Thomas P. Mac Mahon	2006	$11,824	$5,640	$6,102	$14,400	$6,000	$6,600	$15,968
William B. Hayes	2006	$15,199	$4,627	$—	$12,000	$4,000	$6,479	$5,965
Richard L. Novak	2006	$9,551	$4,700	$—	$12,000	$5,068	$6,509	$14,549
David P. King	2006	$13,367	$4,700	$—	$12,000	$708	$6,600	$5,951
Bradford T. Smith	2006	$14,520	$4,700	$—	$12,000	$—	$6,600	$8,825

(a)	The Company grosses up the value of these services to cover the taxes on these expenses.
(b)	The amounts reflected for these services represent the actual premiums paid for coverage.
(c)	Reflects actual pre-tax amount paid to the executive for car allowance. Taxes and withholding are deducted from the amount shown in this column.

GRANTS OF PLAN-BASED AWARDS

During 2006, the following stock option, restricted stock and performance share grants and annual cash incentive awards were made to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas P. Mac Mahon	02/23/06								175,000	$58.57	$2,104,092
	02/23/06							40,300			$2,360,371
	04/03/06	$750,000	$1,500,000	$2,175,000

William B. Hayes (5)	02/23/06								45,000	$58.57	$541,052
	02/23/06							10,000			$585,700
	02/23/06				3,750	7,500	13,125				$439,275
	03/07/06	$176,875	$350,000	$505,000

Richard L. Novak	02/23/06								50,000	$58.57	$601,171
	02/23/06							10,000			$585,700
	03/07/06	$288,750	$660,000	$924,000

David P. King	02/23/06								55,000	$58.57	$661,288
	02/23/06							13,000			$761,410
	03/08/06	$260,156	$562,500	$885,938

Bradford T. Smith	02/23/06								45,000	$58.57	$541,052
	02/23/06							12,500			$732,125
	03/07/06	$171,164	$456,435	$616,188

(1)	Amounts represent the possible payouts pursuant to the Annual Incentive Plan as established by the Compensation Committee in April 2006. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance criteria applicable to these awards, see the Compensation Discussion and Analysis—Annual Cash Incentive Plan above.
(2)	Amounts represent restricted stock awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(3)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date.
(4)	The amounts shown in this column represent the full grant date fair market value of stock and option awards, as computed in accordance with FAS 123R.

(5)	Mr. Hayes became Chief Financial Officer in June 2005. He received an additional grant of performance share awards in 2006 as part of an equity adjustment related to his promotion. The performance targets and vesting terms are the same as for the awards granted to the other named executive officers in 2005. The performance period ends December 31, 2007 and the awards will vest in 2008, 30 days following the availability of audited financial statements. For additional information on this award, see the Compensation Discussion and Analysis—Long-Term Equity Compensation above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, as of December 31, 2006, the number of outstanding stock options, restricted stock and performance awards held by the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas P. Mac Mahon	445,600	—		$33.0625	02/06/11	19,668	$1,445,008
	203,000	—		$39.3400	01/07/12
	288,400	—		$43.5300	02/14/12	72,748	$5,344,796
	96,133	—		$24.4600	02/19/13
	192,267	96,133		$39.0000	02/17/14
	58,333	116,667		$47.8900	03/01/15	26,867	$1,973,918	120,900	$8,882,523
	—	175,000		$58.5700	02/23/16	40,300	$2,960,841

William B. Hayes	—	6,666		$39.0000	02/17/14
	—	10,000		$47.8900	03/01/15	3,334	$244,949	15,000	$1,102,050
	—	45,000		$58.5700	02/23/16	10,000	$734,700	7,500	$551,025
						3,601	$264,565

Richard L. Novak (5)	—	45,133		$39.0000	02/17/14
	21,666	43,334		$47.8900	03/01/15	8,817	$647,785	39,675	$2,914,922
	—	50,000		$58.5700	02/23/16	10,000	$734,700
						7,952	$584,233
						34,213	$2,513,629

David P. King	15,000	15,000		$39.0000	02/17/14
	10,000	20,000		$47.8900	03/01/15	5,600	$411,432	24,300	$1,785,321
	—	55,000		$58.5700	02/23/16	13,000	$955,110
						1,072	$78,760
						1,660	$121,960

Bradford T. Smith	—	35,000		$39.0000	02/17/14
	—	30,000		$47.8900	03/01/15	7,167	$526,559	32,250	$2,369,408
	—	45,000		$58.5700	02/23/16	12,500	$918,375
						6,362	$467,416
						26,506	$1,947,396

(1)	The vesting date of unvested awards is set forth beside each option expiration date in the table below. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

Option Expiration Date	Option Vesting Date
02/17/14	02/17/07
03/01/15	03/01/08
02/23/16	02/23/09

(2)	Represents restricted stock grants. In the table below, the vesting date is represented beside each unvested restricted stock grant. Note that the vesting date provided reflects the date when the restricted stock fully vests. Beginning in 2005, restricted stock options vest ratably over three years beginning on the first anniversary of the grant date.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date of Restricted Stock
Thomas P. Mac Mahon	19,668	02/05/07
	72,748	02/14/08
	26,867	03/01/08
	40,300	02/23/09

William B. Hayes	3,334	03/01/08
	10,000	02/23/09
	3,601	02/14/08

Richard L. Novak	8,817	03/01/08
	10,000	02/23/09
	7,952	02/05/07
	34,213	02/14/08

David P. King	5,600	03/01/08
	13,000	02/23/09
	1,072	09/17/07
	1,660	02/14/08

Bradford T. Smith	7,167	03/01/08
	12,500	02/23/09
	6,362	02/05/07
	26,506	02/14/08

(3)	Market value calculated based on our common stock price on December 29, 2006, which was $73.47 per share, multiplied by the number of shares or units, respectively, for each unvested performance or stock award.
(4)	Represents the performance awards at Target eligible for vesting in 2008, for the performance period ending December 31, 2007 based on the achievement of the performance factors discussed under Compensation Discussion and Analysis—Long-Term Equity Compensation above.
(5)	Stock option and restricted stock grants for Mr. Novak would normally have vested according to the schedules shown in note (2) above during the term of his employment with the Company. On January 1, 2007, Mr. Novak retired from the Company, resulting in the accelerated vesting of all stock options and restricted stock. Mr. Novak’s performance share award, granted in 2005, will continue to vest in accordance with its original terms as if Mr. Novak were still employed by the Company. See Potential Payments upon Termination or Change in Control below.

OPTION EXERCISES AND STOCK VESTED

The following chart shows, for 2006, the number and value of stock options exercised and the number and value of vested restricted stock awards for each of the named executive officers:

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
Thomas P. Mac Mahon	96,133	$3,658,708	13,433	$780,592
William B. Hayes	18,333	$400,509	1,666	$96,811
Richard L. Novak	270,800	$4,649,057	4,408	$256,149
David P. King	20,833	$580,961	2,800	$162,708
Bradford T. Smith	232,100	$4,155,690	3,583	$208,208

(1)	All stock option exercises and sales were completed in accordance with an existing 10b5-1 Trading Plan.
(2)	The value realized on exercise was based on the instructions in the executive’s 10b5-1 Trading Plan, which specified a transaction at a limit price. The exercise and sale transactions are treated as simultaneous events. Consequently, the value realized was the sale price minus the grant price and multiplied by the number of shares exercised and sold.

(3)	Represents one-third of the restricted stock granted on March 1, 2005, that vested on March 1, 2006, at $58.11 per share, the vesting price. In accordance with the 2000 Stock Incentive Plan, the vesting price was the closing market price on the trading day prior to vesting, or in this case, February 28, 2006.

RETIREMENT BENEFITS

We offer a defined benefit plan called the Cash Balance Retirement Plan (the “Cash Balance Plan”). The Cash Balance Plan is offered to substantially all employees, including the named executive officers and is fully funded by us both in terms of an annual service credit, which is a percentage of base salary, and an interest credit, currently at 4 percent per year. Eligibility requirements under our Cash Balance Plan include one year of service (participants enter the plan in either January or July after meeting the service requirement) and the employee must have reached 21 years of age.

We also offer a supplemental retirement plan called the Pension Equalization Plan (“PEP”) to our senior and executive officers. The PEP is an unfunded, non-contributory, non-qualified plan created to provide income continuation benefits at retirement. It makes up for IRS limitations on retirement benefits in our tax-qualified pension plan (the “Cash Balance Plan”). Requirements of participation include: (a) approval for participation by the CEO and (b) named as a Senior or Executive Vice President or operating in the capacity of one or (c) named as the President and CEO. There is a small group of participants grandfathered into a retiree medical benefits plan. Mr. Smith is the only named executive officer who qualifies for retiree medical benefits upon retirement. The retiree medical program offers the executive the opportunity to obtain medical benefits at 10% of the Company’s cost. The PEP was amended effective January 1, 2004 to waive the one year service requirement.

Under both the Cash Balance Plan and the PEP, a participant is eligible for benefits at normal retirement at age 65 or early retirement at age 55 (except for a small group grandfathered at age 50), subject to reduced benefits for each year under 65. The Cash Balance Plan, as supplemented by the PEP, is designed to provide an employee having 25 years of credited service with an annuity equal to 52% of final average pay less 50% of estimated individual Social Security benefits. Final average pay is defined as the highest five consecutive years of base salary during the ten years of employment preceding termination or retirement. The participant, if single, has one payment option: ten year certain and life annuity. If married, the participant has two payment options: (a) ten year certain and life annuity or (b) 50% joint and survivor annuity. The ten year certain and life annuity offers guaranteed minimum payment for ten years. The 50% joint and survivor annuity offers half the annuity payments to the surviving spouse.

The formula for calculating the amount payable to the named executive officers under the Cash Balance Plan, in conjunction with the PEP, is illustrated as follows (ten year certain and life annuity method):

[(0.52) x (Final Average Pay) – (0.50) x (Social Security Benefit)] x [(Credited Service up to 25 years) ÷ (25)]

The amount payable could be less if the participant elected to receive benefits under the 50% joint and survivor annuity option. If an executive retires prior to the age of 65, there is a reduction of 6% applied to the full retirement benefit for every year under the age of 65.

On July 20, 2006, Mr. Mac Mahon entered into a consulting agreement with the Company effective January 1, 2007, (in this paragraph, “Agreement”), following the announcement of his retirement as President and CEO on December 31, 2006. The Agreement provided for an additional five years of age for purposes of calculating aggregate pension benefits under both the Cash Balance Plan and the PEP. The estimated value of these additional five years is $657,738. See Potential Payments upon Termination or Change in Control below.

As of December 31, 2006, Messrs. Mac Mahon and Novak, the latter having reached normal retirement age, were eligible to draw unreduced benefits from the Cash Balance Plan and PEP. No other named executive officer was eligible for early retirement.

The following chart shows, as of December 31, 2006, the present value of accumulated benefits under our Cash Balance Plan and PEP for each of the named executive officers:

Name	Plan Name	Number of Years Credited Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
Thomas P. Mac Mahon	Cash Balance Plan	9.00	$54,566	$—
	Pension Equalization Plan	10.00	$1,359,087	$—

William B. Hayes	Cash Balance Plan	9.00	$48,335	$—
	Pension Equalization Plan	10.25	$65,927	$—

Richard L. Novak	Cash Balance Plan	8.50	$52,225	$—
	Pension Equalization Plan	9.92	$971,058	$—

David P. King	Cash Balance Plan	4.00	$20,448	$—
	Pension Equalization Plan	5.25	$122,156	$—

Bradford T. Smith (3)	Cash Balance Plan	11.75	$76,566	$—
	Pension Equalization Plan	25.00	$989,155	$—

(1)	Our Cash Balance Plan is offered to substantially all employees after a year of service and after reaching 21 years of age. Plan entry dates are January and July of each year. The PEP was amended effective January 1, 2004, to waive the one year service requirement. Because of these two different service crediting provisions, there could be a difference between the Cash Balance Plan service and the PEP service reflected in the column of up to 1.5 years.
(2)	The calculation of present value of accumulated benefit is based on a normal retirement age of 65 and credited service and certain discount rate and mortality inputs. For the assumptions made in the valuations, see Note 16 to our audited financial statements included within our Annual Report on Form 10-K.
(3)	For purposes of determining Mr. Smith’s rights under the PEP, prior service and compensation with certain acquired or predecessor entities (additional service of 13.25 years) are taken into account.

DEFERRED COMPENSATION PLAN

Our Deferred Compensation Plan (the “DCP”) offers eligible participants another vehicle to accumulate savings for retirement. As indicated earlier, executives may elect to defer all or a portion of their annual cash incentive pay and/or up to 50% of their annual base compensation. Deemed earnings on the deferrals are based on various measurement funds that have no guaranteed rate of return. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant, which is used for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. The Company’s general assets or existing rabbi trust may be used to fund payment obligations and pay DCP benefits.

The participant has the opportunity to allocate deferred earnings to one or more of ten measurement funds offered. The management funds are indexed to externally managed funds inside our insurance-backed account. Amounts in these accounts can earn variable returns, including negative returns.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or 5, 10 or 15 years of annual installment payments for employees who retire from the Company. The DCP was amended to grandfather participants prior to 2004 to remove the six-month waiting period for distributions following separation of service. Deferrals may also be paid out prior to separation from service in the event of a financial hardship. Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

As of December 31, 2006, the aggregate amount of deferrals into the DCP, plus any unrealized gains and losses, was approximately $9.1 million (of which approximately $6.0 million are obligations to our named executive officers). Our existing rabbi trust had an insurance asset value of approximately $9.6 million and approximately $1,745 held in a money market account.

The following table summarizes the Company’s Deferred Compensation Plan information as of December 31, 2006, for each of the named executive officers:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
Thomas P. Mac Mahon	$—	$—	$343,962	$—	$4,194,321
William B. Hayes	$—	$—	$3,508	$—	$29,740
Richard L. Novak	$—	$—	$—	$—	$—
David P. King	$31,500	$—	$21,441	$—	$185,720
Bradford T. Smith	$—	$—	$193,685	$—	$1,592,507

(1)	Amounts in this column are included in the Salary column of the Summary Compensation Table.
(2)	Amounts in this column are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)	The table below summarizes the amounts in this column that were reported in the Summary Compensation Table for 2006 and in prior years.

Name	Reported in 2006	Reported in Prior Years
Thomas P. Mac Mahon	$—	$3,273,316
William B. Hayes	$—	$21,000
Richard L. Novak	$—	$—
David P. King	$31,500	$136,003
Bradford T. Smith	$—	$1,022,717

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2006 or assuming a change of control with corresponding qualifying termination occurred on December 31, 2006. Amounts also assume the price of our common stock was $73.47, the closing price on December 29, 2006.

Thomas P. Mac Mahon	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in- Control	Disability	Death
Base Compensation	$—	$—	$—	$2,000,000	$—	$3,000,000	$—	$—
Annual Incentive Bonus	$1,500,000	$1,500,000	$1,500,000	$3,000,000	$—	$4,500,000	$1,500,000	$1,500,000
Excise Tax & Gross-up	$—	$—	$—	$—	$—	$—	$—	$—
Stock Options	$51,713,139	$1,713,139	$55,305,294	$46,399,748	$46,399,748	$55,305,294	$55,305,294	$55,305,294
Restricted Stock	$7,464,024	$7,464,024	$7,464,024	$—	$—	$7,464,024	$7,464,024	$7,464,024
Performance Shares	$5,789,901	$5,789,901	$5,789,901	$—	$—	$5,789,901	$5,789,901	$5,789,901
Savings Plans	$218,075	$218,075	$218,075	$218,075	$218,075	$218,075	$218,075	$218,075
Cash Balance Plan	$54,566	$54,566	$54,566	$54,566	$54,566	$54,566	$54,566	$27,283
PEP Plan	$2,116,856	$2,116,856	$1,357,075	$2,116,856	$2,116,856	$2,116,856	$2,116,856	$1,058,428
DCP	$4,194,321	$4,194,321	$4,194,321	$4,194,321	$4,194,321	$4,194,321	$4,194,321	$4,194,321
Health & Welfare Benefits	$245,523	$245,523	$245,523	$246,088	$245,523	$246,088	$605,523	$2,250,000

TOTAL	$73,296,405	$73,296,405	$76,128,779	$58,229,654	$53,229,089	$82,889,125	$77,248,560	$77,807,326

William B. Hayes	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in- Control	Disability	Death
Base Compensation	$—	$—	$—	$700,000	$—	$1,050,000	$—	$—
Annual Incentive Bonus	$350,000	$350,000	$350,000	$700,000	$—	$1,050,000	$350,000	$350,000
Excise Tax & Gross-up	$—	$—	$—	$—	$—	$808,197	$—	$—
Stock Options	$794,561	$794,561	$1,156,077	$—	$—	$1,156,077	$1,156,077	$1,156,077
Restricted Stock	$902,118	$902,118	$902,118	$—	$—	$902,118	$902,118	$902,118
Performance Shares	$1,077,525	$1,077,525	$1,077,525	$—	$—	$1,077,525	$1,077,525	$1,077,525
Savings Plans	$205,524	$205,524	$205,524	$205,524	$205,524	$205,524	$205,524	$205,524
Cash Balance Plan	$48,335	$48,335	$48,335	$48,335	$48,335	$48,335	$48,335	$24,168
PEP Plan	$65,506	$55,766	$65,506	$65,506	$65,506	$65,506	$65,506	$32,753
DCP	$29,740	$29,740	$29,740	$29,740	$29,740	$29,740	$29,740	$29,740
Health & Welfare Benefits	$—	$—	$—	$8,378	$—	$8,378	$300,000	$1,000,000

TOTAL	$3,473,309	$3,463,569	$3,834,825	$1,757,483	$349,105	$6,401,399	$4,134,825	$4,777,905

Richard L. Novak	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in- Control	Disability	Death
Base Compensation	$—	$—	$—	$1,056,000	$—	$1,584,000	$—	$—
Annual Incentive Bonus	$660,000	$660,000	$660,000	$1,320,000	$—	$1,980,000	$660,000	$660,000
Excise Tax & Gross-up	$—	$—	$—	$—	$—	$—	$—	$—
Stock Options	$2,476,632	$2,476,632	$3,963,435	$554,214	$554,214	$3,963,435	$3,963,435	$3,963,435
Restricted Stock	$2,760,151	$2,760,151	$2,760,151	$—	$—	$2,760,151	$2,760,151	$2,760,151
Performance Shares	$1,900,036	$1,900,036	$1,900,036	$—	$—	$1,900,036	$1,900,036	$1,900,036
Savings Plans	$227,314	$227,314	$227,314	$227,314	$227,314	$227,314	$227,314	$227,314
Cash Balance Plan	$52,225	$52,225	$52,225	$52,225	$52,225	$52,225	$52,225	$26,112
PEP Plan	$972,540	$972,540	$972,540	$972,540	$972,540	$972,540	$972,540	$486,270
DCP	$—	$—	$—	$—	$—	$—	$—	$—
Health & Welfare Benefits	$—	$—	$—	$—	$—	$—	$300,000	$1,000,000

TOTAL	$9,048,898	$9,048,898	$10,535,701	$4,182,293	$1,806,293	$13,439,701	$10,835,701	$11,023,318

David P. King	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in- Control	Disability	Death
Base Compensation	$—	$—	$—	$900,000	$—	$1,350,000	$—	$—
Annual Incentive Bonus	$562,500	$562,500	$562,500	$1,125,000	$—	$1,687,500	$562,500	$562,500
Excise Tax & Gross-up	$—	$—	$—	$—	$—	$1,286,439	$—	$—
Stock Options	$1,964,015	$1,964,015	$2,621,000	$772,850	$772,850	$2,621,000	$2,621,000	$2,621,000
Restricted Stock	$1,141,609	$1,141,609	$1,141,609	$—	$—	$1,141,609	$1,141,609	$1,141,609
Performance Shares	$1,163,727	$1,163,727	$1,163,727	$—	$—	$1,163,727	$1,163,727	$1,163,727
Savings Plans	$136,062	$136,062	$136,062	$136,062	$136,062	$136,062	$136,062	$136,062
Cash Balance Plan	$20,448	$20,448	$20,448	$20,448	$20,448	$20,448	$20,448	$10,224
PEP Plan	$121,899	$109,720	$121,899	$121,899	$121,899	$121,899	$121,899	$60,949
DCP	$185,720	$185,720	$185,720	$185,720	$185,720	$185,720	$185,720	$185,720
Health & Welfare Benefits	$—	$—	$—	$7,210	$—	$7,210	$300,000	$1,000,000

TOTAL	$5,295,980	$5,283,801	$5,952,965	$3,269,189	$1,236,979	$9,721,614	$6,252,965	$6,881,791

Bradford T. Smith	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Change-in- Control	Disability	Death
Base Compensation	$—	$—	$—	$912,870	$—	$1,369,305	$—	$—
Annual Incentive Bonus	$456,435	$456,435	$456,435	$912,870	$—	$1,369,305	$456,435	$456,435
Excise Tax & Gross-up	$—	$—	$—	$—	$—	$—	$—	$—
Stock Options	$1,507,217	$1,507,217	$2,644,350	$—	$—	$2,644,350	$2,644,350	$2,644,350
Restricted Stock	$2,439,503	$2,439,503	$2,439,503	$—	$—	$2,439,503	$2,439,503	$2,439,503
Performance Shares	$1,544,453	$1,544,453	$1,544,453	$—	$—	$1,544,453	$1,544,453	$1,544,453
Savings Plans	$249,509	$249,509	$249,509	$249,509	$249,509	$249,509	$249,509	$249,509
Cash Balance Plan	$76,566	$76,566	$76,566	$76,566	$76,566	$76,566	$76,566	$38,283
PEP Plan	$988,955	$897,791	$988,955	$988,955	$988,955	$988,955	$988,955	$494,478
DCP	$1,592,507	$1,592,507	$1,592,507	$1,592,507	$1,592,507	$1,592,507	$1,592,507	$1,592,507
Health & Welfare Benefits	$28,249	$28,249	$28,249	$35,594	$28,249	$35,594	$328,249	$1,400,000

TOTAL	$8,883,394	$8,792,230	$10,020,527	$4,768,871	$2,935,786	$12,310,047	$10,320,527	$10,859,518

Base Compensation and Annual Incentive Bonus. No additional base compensation amounts are payable for terminations due to the following: Voluntary Termination, Early Retirement, Normal Retirement, For Cause Termination, Disability or Death. A pro-rated annual bonus payment may be made for the termination events mentioned in the tables above, except for a For Cause Termination. Assuming that the executive leaves December 31, 2006, a full-year target annual bonus payment is reflected in the tables. Provisions for base compensation and annual bonus payments in the event of an Involuntary Not for Cause or Good Reason Termination or a Change in Control are detailed in the Master Senior Executive Severance Plan described below.

Master Senior Executive Severance Plan (“Severance Plan”). The Severance Plan provides for severance payments, as detailed in the table below, for the Chief Executive Officer, Executive Vice Presidents, and Senior Vice Presidents of the Company upon a change in control or the occurrence of a qualifying termination. A qualifying termination is generally defined as involuntary termination without cause or voluntary termination with “good reason;” voluntary termination must occur within 90 days of the occurrence of the “good reason.” “Good reason” is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee.

In addition to the severance payment multiples shown below, the executive may also be eligible for up to six months of paid health benefits pursuant to COBRA following a qualifying termination. There are no provisions under the Severance Plan for salary continuation in the event of retirement, disability or death.

	Change-in-Control	Qualifying Termination
CEO	3x (annual salary + target bonus)	2x (annual salary + target bonus)
Executive Vice Presidents	3x (annual salary + target bonus)	2x (annual salary + target bonus)
Senior Vice Presidents	1x (annual salary + target bonus)	1x (annual salary + target bonus)

If severance payments payable by us become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, the Company will reimburse the impacted executive for the amount of such excise tax (and the income and excise taxes on such reimbursement). Excise tax payments and gross-up in the “Change in Control” column for Messrs. Hayes and King assume the achievement of the performance targets for the performance awards vesting in 2008.

Stock Incentive Plan. In the event an executive’s employment terminates (other than by reason of death, disability, normal retirement or change in control), stock options that are vested at the time of termination may be exercised within three months of termination. All unvested stock options, restricted stock and performance awards immediately expire. For terminations related to For Cause, Involuntary Not For Cause or Good Reason, the value was determined by multiplying the gain using a December 29, 2006 market price by the number of vested shares.

For executives covered by the Transition Policy, stock options, restricted stock and performance awards continue to vest as if the executive were still employed. Valuation in the event of a Voluntary Termination or Early Retirement is based on Black-Scholes for stock options and a December 29, 2006 market price for restricted stock and performance awards.

In the event that an executive’s employment terminates by reason of death, disability, normal retirement or change in control, then the vesting of all stock options, restricted stock and performance share awards granted accelerates and all of these become immediately vested. For these types of terminations, the value was determined by multiplying the gain using a December 29, 2006 market price by the number of vested shares.

Transition Policy. Under the Transition Policy for our named executive officers, previously granted stock options, restricted stock and performance awards continue to vest in accordance with the terms of the grant as if the terminated executive were still employed for purposes of vesting.

Savings Plan. Any amounts vested under our qualified savings plan may be left in the plan account or may be rolled over to a qualified tax-deferred account of the executive’s choosing. Any amounts withdrawn from the savings plan prior to age 59 1/2 may be subject to an early withdrawal penalty. If the executive leaves the vested balance in the plan account, withdrawals must begin by age 70 1/2.

Cash Balance Plan. Payment at termination is the same, regardless of reason, except for death, which pays at 50%.

PEP Plan. PEP payments are subject to 409(A) and require a six-month waiting period following separation of service before distribution of the first payment.

DCP. The DCP was amended to grandfather participants prior to 2004 to remove the six-month waiting period for distributions following separation of service. Distribution elections made after 2004 require a six-month waiting period following separation of service before distribution of the first payment. Otherwise, distribution elections include the ability to elect a single lump-sum payment or 5, 10 or 15 years of annual installment payments for employees who retire from the Company. Non-retirement distributions are paid in the form of single lump sums.

Health and Welfare Benefits. In the event of a qualifying termination under the Severance Plan, the executive may also be eligible for up to six months of paid COBRA. COBRA is offered for up to 18 months under other types of terminations, but is not Company-paid.

In the event a named executive officer dies while an active employee, the estate will receive $1 million from the Company’s group term life plan (included in the tables above). In addition, eligible, enrolled dependents will receive COBRA continuation of coverage for the first six months following the executive’s death (not included in the tables above). In addition, if the executive was traveling on Company business at the time of death, the estate will also receive $1 million of business travel accident insurance (not included in the tables above).

If an executive becomes disabled (i.e., is not able to perform the material duties of his or her occupation solely because of disease or injury), the CEO is generally eligible for a $30,000 per month benefit payable until the earlier of (a) age of 65 if the period of disability starts prior to the age of 60 or (b) the length of the disability. Other named executive officers are generally eligible for a $25,000 per month benefit also payable until the earlier of (a) age of 65 if the period of disability starts prior to the age of 60 or (b) the length of the disability.

Whole life insurance policies. We pay premiums on behalf of Messrs. Mac Mahon and Smith under certain whole life insurance policies. Under the terms of the insurance policies, Messrs. Mac Mahon and Smith, upon termination of their employment, may elect to continue coverage by paying the annual premium, elect to receive the cash value of the policy, or elect to receive a paid-up policy based on premiums paid through the end of the policy year. The cash surrender value is included in the tables above in the Health & Welfare Benefits line and are $245,523 and $28,249 for Messrs. Mac Mahon and Smith, respectively. In the event of death, Mr. Mac Mahon is covered for $1.25 million and Mr. Smith is covered for $400,000.

Perquisites. All perquisites offered immediately terminate except for the financial planning service, which is extended for one year post-termination. The one-year limit for financial planning services is $20,000 for the CEO and $10,000 for the other named executive officers. These amounts are not reflected in the tables above.

DIRECTOR COMPENSATION

For 2006, elements of non-employee director compensation included the following:

•	Annual Retainer—$40,000 paid to each non-employee director on a monthly basis, half payable in cash ($20,000) and half payable in fully vested common stock ($20,000).

•	Meeting Fees—$2,000 paid to each non-employee director for each Board or Committee meeting attended.

•

Committee Chair Retainer—Committee Chairs receive $10,000 annually, paid on a monthly basis, for chairing one of the four Committees of the Board of Directors: Audit, Compensation, Ethics & Quality Assurance and Nominating & Governance.

•

Total Equity Compensation—Each non-employee director receives on the date of the annual meeting of shareholders an annual grant of (a) restricted stock equivalent to dividing $50,000 by the closing market price on the trading day prior to the grant date as required by our shareholder-approved 2000 Stock Incentive Plan and (b) stock options in an amount equivalent to dividing $77,000 by the closing market price on the trading day prior to the grant date as required by our shareholder-approved 2000 Stock Incentive Plan. The annual restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

The Company’s Board compensation is targeted at the median (50th percentile) of its peer group (the New peer group as discussed under Compensation Discussion and Analysis—Benchmarking above).

Each director is reimbursed for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from and attendance at, meetings of the Board of Directors or its committees as well as for related activities such as director education courses and materials.

The compensation paid by us to our non-employee directors for 2006 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Kerrii B. Anderson	$30,500	$23,416	$5,685	$—	$—	$260	$59,861
Jean-Luc Bélingard	$56,000	$52,502	$37,434	$—	$—	$360	$146,296
Wendy E. Lane	$60,000	$52,502	$37,434	$—	$—	$360	$150,296
Robert E. Mittelstaedt	$60,000	$52,502	$37,434	$—	$—	$360	$150,296
Arthur M. Rubenstein	$48,000	$50,995	$29,289	$—	$—	$360	$128,644
Andrew G. Wallace	$44,000	$52,502	$37,434	$—	$—	$360	$134,296
M. Keith Weikel	$56,000	$53,346	$36,416	$—	$—	$360	$146,122

(1)	Half of the annual retainer payment, or $20,000, is payable in cash. Kerrii Anderson received $12,500, reflecting less than one year of service as a Board member, having joined the Board in May 2006. Also includes Committee Fees and Committee Chair retainer payments of $10,000 each to Wendy Lane, Jean-Luc Bélingard, Robert Mittelstaedt and Keith Weikel.
(2)	Half of the annual retainer payment, or $20,000, is payable in shares of fully vested common stock. Differences between $20,000 and the amount reflected in the table are due to fractional cash payments. Kerrii Anderson’s retainer stock total ($12,500) reflects less than one year of service as a Board member, having joined the Board in May 2006. The full grant date fair value of each restricted stock award in 2006 was $49,990 (excludes fractional cash, which is reflected in “All Other Compensation”). Amounts represent the dollar amount recognized for financial statement reporting purposes for each director in 2006, disregarding any estimates based on forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K.

The aggregate number of shares of Restricted Common Stock at December 31, 2006 was as follows: Ms. Anderson—842; Mr. Bélingard—1,940; Ms. Lane—1,940; Mr. Mittelstaedt—1,940; Dr. Rubenstein—1,847; Dr. Wallace—1,940; Dr. Weikel—1,940; and Dr. Williams—0.

(3)	The full grant date fair value of each stock option award in 2006 was $27,302. Amounts in the table represent the dollar amount recognized for financial statement reporting purposes for each director in 2006, disregarding any estimates based on forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 14 to our audited financial statements included in our Annual Report on Form 10-K.

The aggregate number of exercisable Stock Options at December 31, 2006 was as follows: Ms. Anderson—0; Mr. Bélingard—11,737; Ms. Lane—11,737; Mr. Mittelstaedt—11,737; Dr. Rubenstein—1,551; Dr. Wallace—6,860; Dr. Weikel—3,882; and Dr. Williams—0.

The aggregate number of unvested Stock Options at December 31, 2006 was as follows: Ms. Anderson—1,296; Mr. Bélingard—2,986; Ms. Lane—2,986; Mr. Mittelstaedt—2,986; Dr. Rubenstein—2,843; Dr. Wallace—2,986; Dr. Weikel—2,986; and Dr. Williams—0.

(4)	Includes fractional cash paid in connection with the issuance of the stock portion of the annual retainer payment, stock options and restricted stock.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2006 fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2006. All equity compensation plans have been approved by Company shareholders, except in the case of equity compensation plans approved by shareholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A		B	C
Equity compensation plans approved by Company shareholders (1)	5,049,757	(2)	$44.31	3,394,390	(3)

Equity compensation plans not approved by Company shareholders	—		—	—

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which were approved by Dynacare, Inc. shareholders when the plan was initially implemented. At December 31, 2006, there were options to purchase 26,662 shares of the Company’s common stock outstanding under this plan and the weighted-average exercise price of outstanding options was $23.94. The Company does not intend to issue new awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. shareholders when the plans were initially implemented. At December 31, 2006, there were options to purchase 35,936 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $29.96. The Company does not intend to issue new awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, and the Laboratory Corporation of America Holdings 1988 Stock Option Plan.
(3)	Includes shares available for future issuance under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan, and the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 30, 2007, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the officers named in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Longview Asset Management, LLC	7,584,731	(1)	6.3%
222 N. LaSalle St., Suite 2000 Chicago, Illinois 60601
Chieftain Capital Management, Inc.	7,391,779	(2)	6.1%
12 East 49th Street New York, New York 10017
Janus Capital Management LLC	7,271,490	(3)	6.0%
151 Detroit Street Denver, Colorado 80206
Thomas P. Mac Mahon	1,636,025	(4,5)	1.4%
Kerrii B. Anderson	2,729	(4,5)	*
Jean-Luc Bélingard	34,302	(4,5)	*
Wendy E. Lane	34,738	(4,5)	*
Robert E. Mittelstaedt, Jr.	24,023	(4,5)	*
Arthur H. Rubenstein	6,330	(4,5)	*
Andrew G. Wallace	16,070	(4,5)	*
M. Keith Weikel	11,509	(4,5)	*
R. Sanders Williams	0	(4,5)	*
David P. King	119,948	(4,5)	*
William B. Hayes	31,811	(4,5)	*
Richard L. Novak	1,288	(4,5)	*
Bradford T. Smith	92,146	(4,5)	*
All directors and Executive Officers as a group (19 persons)	2,352,129	(4,5)	1.9%

*	Less than 1%
(1)	As reported on Schedule 13D filed with the SEC on March 2, 2007, on behalf of Longview Asset Management, LLC (“Longview”). Longview is a registered investment advisor with shared voting power for 7,584,731 of the above listed shares.
(2)	As reported on Schedule 13G filed with the SEC on February 14, 2007, on behalf of Chieftain Capital Management, Inc. (“Chieftain”). Chieftain is a registered investment advisor with shared voting power for 7,391,779 of the above listed shares.
(3)

As reported on Schedule 13G filed with the SEC on February 14, 2007, on behalf of Janus Capital Management LLC. (“Janus”). Janus is a registered investment advisor with shared voting power for 7,271,490 of the above listed shares. Janus has an indirect 82.5% ownership state in Enhanced Investment Technologies LLC (“Enhanced”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and

Company, LLC (“Perkins”). Enhanced and Perkins are registered investment advisors and are deemed the beneficial owners of 6,744,201 and 527,289 shares of common stock of the Company, respectively.
(4)	Beneficial ownership by directors and officers of the Company includes shares of Common Stock, which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days of March 30, 2007. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon—1,496,532; Mr. King—68,333; Mr. Hayes—5,000; Mr. Novak—0; Mr. Smith—30,000; Ms. Anderson — 432; Mr. Bélingard—13,345; Ms. Lane—13,345; Mr. Mittelstaedt—13,345; Dr. Rubenstein—2,497; Dr. Wallace—4,450; Dr. Weikel—5,490; Dr. Williams—0; all directors and Executive Officers as a group—1,875,731.
(5)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. Mac Mahon—113,049; Mr. King—39,199; Mr. Novak—0; Mr. Smith—54,424; Mr. Hayes—25,686; Ms. Anderson—842; Mr. Bélingard—1,940; Ms. Lane—1,940; Mr. Mittelstaedt—1,940; Dr. Rubenstein—1,847; Dr. Wallace—1,940; Dr. Weikel—1,940; Dr. Williams—0; all directors and Executive Officers as a group—343,297.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s Executive Officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its Executive Officers, directors and more than 10% beneficial owners were complied with.

ITEM TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed, for shareholder ratification, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2007. For the year ended December 31, 2006, the Company’s accounts were audited by PricewaterhouseCoopers.

PricewaterhouseCoopers’ report on the financial statements of the Company for the year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2006, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2007, the Audit Committee will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2006 and 2005, were:

	2006	2005
Audit Fees	$1,171,000	$1,122,000
Audit Related Fees	36,000	—
Tax Fees	40,000	—
All Other Fees	—	—

Total	$1,247,000	$1,122,000

The Audit Fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($1,085,000 and $1,057,000 for 2006 and 2005, respectively) and the issuance of comfort letters, consents and review of documents filed with the SEC ($86,000 and $65,000 for 2006 and 2005, respectively). Audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Related Fees for the year ended December 31, 2006 were primarily for certain accounting consultations.

Tax Fees for the year ended December 31, 2006 were for services related to tax compliance, tax planning and tax advice.

No amounts were paid for All Other Fees for the years ended December 31, 2006 and 2005, which would be for any services not included in the first three categories, including fees for software implementation/ maintenance services, among others.

The Audit Committee has considered the non-audit-related services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

The Audit Committee must approve, in advance, the provision by the Company’s independent registered public accounting firm of all services, whether or not related to the audit. All of the services for which fees were paid as described in the above tables were pre-approved by the Audit Committee.

The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2007.

AUDIT COMMITTEE’S REPORT

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, comprised entirely of non-management directors, held seven meetings during 2006. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the SEC and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the SEC. The Audit Committee of the Board of Directors further concluded that Wendy E. Lane is the “audit committee financial expert” as defined by SEC rules and has the “accounting or related financial management expertise” required by the Listing Standards.

The Audit Committee met with the independent registered public accountants, management, and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee reviewed the performance and fees of the independent registered public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee discussed with the independent registered public accountants their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates and other communications required by Statement of Accounting Standards No. 61, Communications with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. The Audit Committee discussed with and received a letter from the independent registered public accountants confirming their independence, as required by Independence Standards Board Standard No. 1. Both the independent registered public accountants and the internal auditors had full access to the Audit Committee and vice versa, including regular meetings without management present. Additionally, the Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K for filing with the SEC.

As part of its duties, the Audit Committee also considers whether the provision of services other than audit services by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is compatible with maintaining the accountant’s independence. The Audit Committee considered the compatibility of the non-audit-related services performed by PricewaterhouseCoopers LLP and has determined the registered public accounting firm’s independence has been maintained. See “Item Four: Ratification of Independent Registered Public Accounting Firm.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, (b) the representations of the independent registered public accounting firm appearing in the independent registered public accounting firm’s report on the Company’s financial statements and (c) the representations of management that the internal control systems are effective.

THE AUDIT COMMITTEE

Wendy E. Lane, Chairman

Kerrii B. Anderson

Robert E. Mittelstaedt, Jr.

Arthur H. Rubenstein

STOCKHOLDER PROPOSALS

Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock held continuously for at least one year by the date of the proposal submitted, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2008 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the 2008 annual meeting and included in the Company’s proxy materials must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 12, 2007.

Regarding stockholder proposals intended to be presented at the 2008 Annual Meeting but not included in the Company’s proxy statement, stockholders must give the Company notice not later than February 25, 2008 of their proposals in order to be considered timely under applicable SEC rules. Notice shall be given in the form and manner described in the paragraph above. The persons named as proxies in the enclosed proxy card may vote in their discretion on any proposals for which timely notice is not received in the manner described above.

Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

HOUSEHOLDING

As permitted by the Exchange Act, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent (in writing: American Stock Transfer and Trust Company, Shareholder Services, 6201 Fifteenth Avenue, Brooklyn, NY 11219; by telephone: 800-937-5449) with the names in which all accounts are registered.

If you participate in householding and wish to receive a separate copy of the 2006 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact American Stock Transfer and Trust Company at the above address or phone number. We will deliver the requested documents to you promptly upon your request.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

You may also obtain an on-line version of the proxy statement at www.labcorp.com.

ADDITIONAL INFORMATION

The Company will make available a copy of the Annual Report on Form 10-K for the year ended December 31, 2006 and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Each such request must set forth a good faith representation that, as of the Record Date (March 30, 2007), the person making the request was a beneficial owner of Common Stock entitled to vote.

In order to ensure timely delivery of such document(s) prior to the annual meeting, any request(s) should be submitted promptly to the Company.

OTHER BUSINESS

The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 16, 2007

ANNEX I

LABORATORY CORPORATION OF AMERICA HOLDINGS

INDEPENDENCE STANDARDS

Pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”), in order for a director to qualify as “independent,” the Board of Directors of Laboratory Corporation of America Holdings (the “Company”) must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Listing Standards permit the Board of Directors to adopt categorical standards to be used in connection with this purpose, and the Board of Directors has adopted the following standards for determining whether there is a material relationship that would impair independence:

i. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

ii. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

iii. (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

iv. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

v. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

I-1

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

I appoint Bradford T. Smith and William B. Hayes, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 16, 2007 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1 and “FOR” Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

The Board of Directors recommends that you vote “FOR” all the nominees listed under Item No. 1 and “FOR” Item No. 2.

FOR ALL WITHHOLD AUTHORITY

1. Election of the members of the Company’s Board of Directors. NOMINEES for all nominees

For, except vote withheld from the following nominee(s).

Nominees:

Thomas P. Mac Mahon, Kerrii B. Anderson, Jean-Luc Bélingard, David P. King, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, Bradford T. Smith, M. Keith Weikel, Ph.D., and R. Sanders Williams, M.D.

FOR AGAINST ABSTAIN

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent registered public accounting firm for 2007.

SHAREHOLDER NAME AND ADDRESS

Signature(s)             Date:

NOTE: Please sign exactly as name(s) appear(s) above. If signing as an executor, administrator, trustee, guardian, etc. please give full title as such. If the shareholder is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If shares are held jointly, each shareholder should sign. If signer is a partnership, please sign in the partnership name by an authorized person.

Date and promptly return the card in the envelope provided.